EXHIBIT 5.1

                        OPPENHEIMER WOLFF & DONNELLY LLP
                            500 Newport Center Drive

                                    Suite 700
                         Newport Beach, California 92660
                                 (949) 823-6000
                              (949) 823-6100 (Fax)



                          {January 31} [April 12], 2000


Cornerstone Realty Fund, LLC
4590 MacArthur Blvd.
Suite 610
Newport Beach, CA  92660

         Re:      Cornerstone Realty Fund, LLC

                  Legality of the Securities Being Registered
                  -------------------------------------------

Gentlemen:

         In connection with the registration of Units of limited liability company interests of Cornerstone Realty Fund, LLC, a California limited liability company (the "Fund") under the Securities Act of 1933, as amended, you have requested our opinion as to whether the Units of limited liability company interests, when issued, will be lawfully and validly issued, fully paid and non-assessable.

         For purposes of rendering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

         1. The Form S-11 Registration Statement which was initially filed by the Fund with the Securities and Exchange Commission on April 20, 1999, as amended, (the "Registration Statement");

         2.       The Articles of Organization of the Fund filed on October  28,
1998;

         3. The Limited Liability Company Certificate of Amendment filed on August 18, 1999;

         4. The Limited Liability Company Certificate of Amendment filed on January 26, 2000; and

         5.       The Operating Agreement of the Fund  dated as  of  January 31,
2000.

         In addition, in rendering this opinion, we have relied upon your representation that the Units of limited liability company interests will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

         Based upon and subject to the forgoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of

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Cornerstone Realty Fund, LLC
April 10, 2000
Page 2



the Securities Act of 1933, as amended, throughout all periods relevant to this opinion, (ii) all offers and sales of the Units of limited liability company interest are made in a manner complying with the terms of the Registration Statement, and (iii) all offers and sales of the Units of limited liability company interests are in compliance with the securities laws of the states having jurisdiction thereto, we are of the opinion that the Units of limited liability company interests, when issued, will be lawfully and validly issued, fully paid and non-assessable.


         This opinion is furnished to you in connection with the registration of Units of limited liability company interests in the Fund, is {solely} [rendered] for your benefit{, and } [and for the benefit of the investors in the Fund. This opinion] may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent {by anyone other than you and the investors in the Fund}. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,


                                           /S/ OPPENHEIMER WOLFF & DONNELLY, LLP
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